Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 20, 2018, relating to the financial statements and financial highlights of Harvest Edge Absolute Fund, Harvest Edge Equity Fund, and Harvest Edge Bond Fund, each a series of Harvest Volatility Edge Trust, for the period December 19, 2017 through October 31, 2018, and to the references to our firm under the headings “Service Providers” and “Financial Highlights of the Acquired Funds” in the Combined Prospectus / Proxy Statement and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 18, 2019